Exhibit 10.24.2

JANUS HENDERSON GROUP PLC DEFERRED INCENTIVE AWARD

UK RSU – DIP AWARD AGREEMENT

The Company grants to <Participant Name> (the “Grantee”), effective as of <Date>, 2020 (the “Grant Date”), a deferred incentive award in the form of Share Units (the “DIP Award”) as described below, subject to the terms and conditions set forth in this DIP Award Agreement, the Company’s Third Amended and Restated 2010 Deferred Incentive Plan, as may be amended or amended and restated from time to time (the “Company Plan”), the attached Appendices A and B, and any applicable laws (including any applicable securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time applicable to the DIP Award and the underlying Shares, including those regarding the deferral of the DIP Award,  the Personal Code of Ethics, the Share Trading Policy and the Market Conduct Policy. The Grantee must accept the DIP Award, including all of the applicable terms and conditions, by <Date> or such later date determined by the Committee, or it will lapse. Capitalised terms used but not defined in this DIP Award Agreement have the meaning specified in the Company Plan and/or in the attached Appendices. The Company Plan and the method of accepting the DIP Award may be accessed at the site on which the Grantee accesses information related to the Grantee’s participation in the Company Plan.

1.         Grant of Share Unit Award.

Subject to the provisions of this DIP Award Agreement and the Company Plan, the Company hereby grants to the Grantee the number of Share Units identified in the table below, representing the same number of Shares.

Share Unit Award
Number of Share Units Granted:	<Quantity Granted>

2.         Vesting.

Except as otherwise provided herein, the DIP Award will become vested and no longer subject to restriction on the vesting dates (each date, a “Vesting Date”) and in the amounts indicated below, provided that the Grantee has not experienced a Termination of Affiliation prior to the applicable Vesting Date.

Vesting Date	Percentage Vesting
March 1, 2021	33%
March 1, 2022	33%
March 1, 2023	34%

3.         Termination of Affiliation.

a.          Except as otherwise provided herein, in the event that the Grantee has a Termination of Affiliation, any unvested portion of the DIP Award and the Grantee’s rights hereunder shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

b.         Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee has a Termination of Affiliation due to (a) death, then the DIP Award shall become fully vested and no

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longer subject to restriction upon such Termination of Affiliation; or (b) Disability, then any unvested portion of the Grantee’s DIP Award shall remain outstanding and shall continue to vest in accordance with its terms and shall be settled in accordance with the schedule set forth in Section 2 above, notwithstanding the Grantee’s Termination of Affiliation. “Disability” shall have the meaning set forth in the Company’s long-term disability benefit plan, requiring medical certification for a determinable physical or mental impairment expected to result in death or expected to last for a continuous period of not less than twelve (12) months.

c.          Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee experiences a Termination of Affiliation due to a termination by the Company or a Subsidiary (as appropriate) without Cause, then any unvested portion of the Grantee’s DIP Award shall remain outstanding and shall continue to vest in accordance with its terms and shall be settled in accordance with the schedule set forth in Section 2 above, notwithstanding the Grantee’s Termination of Affiliation.

d.         Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee experiences a Termination of Affiliation due to Retirement (as defined in Appendix A), the DIP Award shall continue to vest in accordance with, and subject to the terms and conditions set forth in, Appendix A.

4.         Issuance of Shares.

Subject to Section 7(c) of this DIP Award Agreement (pertaining to Section 409A of the Code) and Section 14.1 of the Company Plan (pertaining to the withholding of taxes), as soon as practicable after the date any Share Units become vested, the Company shall issue to the Grantee one or more share certificates or otherwise transfer Shares with respect to the Share Units vesting (or shall take other appropriate steps to reflect the Grantee’s unrestricted ownership of all or a portion of the vested Share Units that are subject to this DIP Award Agreement).

5.         Issue Taxes and Share Transfer Taxes.

The Company agrees to pay any and all original issue taxes and share transfer taxes that may be imposed on the issuance or transfer of Shares received by the Grantee in connection with the Share Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

6.         Rights as a Shareholder.

The Grantee shall have no rights as a shareholder unless and until the Grantee has become the holder of record of Shares following payment in Common Stock upon the vesting of Share Units; provided, that, the Grantee shall be eligible to receive an amount in cash equal to any distributions or dividends, or equivalent or related payments (“Dividends”) (to the extent that such Dividends have a record date that is on or after the date the Share Units have been credited to the Grantee) that would have been paid to the Grantee with respect to any then-unvested Share Units if the Grantee had been the holder of record of Shares subject to such unvested Share Units as of the record date of such Dividends, which amount shall be paid on the date on which such Dividends are paid to holders of Shares. No interest or other earnings will be credited to the Grantee with respect to such Dividends.

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7.         Miscellaneous.

a.          EU Prospectus Regulation.  This offer is being made by the Company to selected employees under the Company Plan in order to provide an additional incentive, to encourage employee share ownership and to increase your interest in the success of the Company. The Shares which are the subject of these rights are ordinary shares, $1.50 par value, in the Company. More information in relation to the Company, including the share price, can be found at the following web address: www.janushenderson.com.

The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer is [TOTAL NUMBER OF SHARES AWARDED FOR THIS OFFER].

b.          Other Restrictions.  Notwithstanding any other provision of the Company Plan or this DIP Award Agreement, the Company will not be required to issue, and the Grantee may not sell, assign, transfer or otherwise dispose of, any Shares received as payment of the Share Units, unless (i) there is in effect with respect to the Shares received as payment for the Share Units a registration statement under the United States Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (ii) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of Share Units, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions.

c.          Section 409A; Six-Month Delay.  Section 7(c) of this DIP Award Agreement will apply to a Grantee who, either at the Grant Date or at any time subsequent to the Grant Date, is subject to United States income taxes. The intent of the parties is that payments and benefits under the DIP Award made to the Grantee comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, the DIP Award shall be interpreted and administered to be in compliance with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, and to the extent applicable, the Grantee shall not be considered to have experienced a Termination of Affiliation for the purposes of Section 3 of this DIP Award Agreement unless the Grantee would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under the DIP Award shall be construed as a separate identified payment for the purposes of Section 409A of the Code, and any payments under the DIP Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided under the DIP Award during the six-month period immediately following the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following the Grantee’s “separation from service” (or death, if earlier).

d.          Notices.  Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary, or, if by electronic mail, to the email address of the Assistant Corporate Secretary. Any notice to be given to the Grantee shall be addressed to the Grantee at the address, or if by electronic email, the email address, listed in the Company’s records. By a notice given pursuant to this section, either party may designate a

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different address for notices. Any notice to be given hereunder shall be in writing and shall be deemed to have been given (i) on the date of transmission if sent by telecopy or by electronic mail or (ii) if not by electronic transmission, when actually delivered; when deposited in the national mail, postage prepaid and properly addressed to the Grantee; or when delivered by overnight courier.

e.          Binding Effect.  Except as otherwise provided hereunder, this DIP Award Agreement shall be binding upon the heirs, executors or successors of the parties to this DIP Award Agreement, including all rights and obligations.

f.          Laws Applicable to Construction.  The interpretation, performance and enforcement of this DIP Award Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this DIP Award Agreement, the Share Units are subject to the terms and conditions of the Company Plan, which is hereby incorporated by reference.

g.          Severability.  The invalidity or unenforceability of any provision of this DIP Award Agreement shall not affect the validity or enforceability of any other provision of this DIP Award Agreement.

h.          Conflicts and Interpretation.  In the event of any conflict between this DIP Award Agreement and the Company Plan, the Company Plan shall take precedence. In the event of any ambiguity in this DIP Award Agreement, or any matters as to which this DIP Award Agreement is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.

i.          Amendment.  Except as otherwise provided for in this DIP Award Agreement, this DIP Award Agreement may not be modified, amended or waived except by an instrument in writing approved by both parties hereto or approved by the Committee; provided that the consent of the Grantee shall not be required for any amendment which (i) does not adversely affect the rights of the Grantee, or (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the DIP Award as a result of any new or change in existing applicable law. The waiver by either party of compliance with any provision of this DIP Award Agreement shall not operate or be construed as a waiver of any other provision of this DIP Award Agreement, or of any subsequent breach by such party of a provision of this DIP Award Agreement. Notwithstanding anything to the contrary contained in the Company Plan or in this DIP Award Agreement, to the extent that the Company determines that the Share Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Share Units in order to cause the Share Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

j.          Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this DIP Award Agreement.

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APPENDIX A – ADDITIONAL TERMS OF DIP AWARD APPLICABLE UPON RETIREMENT

1.         Retirement Criteria.

“Termination of Affiliation due to Retirement” shall mean a Grantee’s Termination of Affiliation that, in the Management Committee’s sole discretion, meets the criteria set forth in clauses (i) and (ii) below (collectively, the “Retirement Criteria”):

(i) the Grantee represents to the Company that the Grantee intends to indefinitely withdraw from the workforce, including from sitting on the board of directors of any competitor, as determined in the discretion of the Management Committee; and

(ii) (x) the Grantee has completed at least fifteen (15) years of service and (y) the Management Committee determines in good faith that the Grantee has satisfactorily fulfilled qualitative criteria, determined in the discretion of the Management Committee, with respect to (A) the needs of the business of the Company and/or succession planning, (B) significant contributions to the Company and (C) achievement of appropriate work transition.

2.         Additional Retirement Vesting Conditions

The vesting in connection with a Termination of Affiliation due to Retirement as described in Section 3 below shall also be subject to the Grantee (i) executing a legal release of the Grantee’s claims against the Company, in a form reasonably satisfactory to the Company, within 45 days following the effective date of the Termination of Affiliation (and not revoking the release within the time period for revocation set forth in the release) and (ii) certifying to the Company the Grantee’s continued permanent withdrawal from the workforce within 30 days prior to the applicable Retirement Vesting Date, unless otherwise determined by the Management Committee (the “Additional Retirement Vesting Conditions”).

3.         Retirement Vesting Schedule.

Notwithstanding anything to the contrary in the DIP Award Agreement, if the Grantee has experienced a Termination of Affiliation due to Retirement and satisfies the Additional Retirement Vesting Conditions, then the DIP Award shall vest (i) 50% on the final vesting date applicable to any outstanding unvested award in the form of time-based vesting Share Units held by the Grantee granted pursuant to the Company Plan on or after January 1, 2020 (each, a “Covered DIP Award”) and (ii) 50% shall vest on the date that is one year prior to the final vesting date applicable to any Covered DIP Award; provided, however, if there is only one vesting date remaining applicable to the Covered DIP Awards (or if all remaining vesting dates are less than one year following the Grantee’s Termination of Affiliation), 100% of the DIP Award shall vest on such final vesting date (each such vesting date, a “Retirement Vesting Date”).

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APPENDIX B – FORFEITURE (MALUS) AND CLAW-BACK

The DIP Award shall be subject to the forfeiture and claw-back provisions set forth in this Appendix. Notwithstanding any provision of the Company Plan, the DIP Award Agreement, Appendix A or this Appendix B to the contrary, the DIP Award shall be subject to such additional forfeiture, claw-back, deduction or recovery provisions as may be required pursuant to any applicable laws (including US securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time (including additional laws, regulations and requirements implemented following the date hereof).

1.         FORFEITURE (MALUS)

1.1       Any time prior to the issuance of Shares to the Grantee in respect of a DIP Award, the Board, acting fairly and reasonably, may determine that the vesting of the DIP Award or the delivery of Shares in respect of a vested DIP Award is not justified (and the undelivered Shares underlying the DIP Award shall be forfeited) due to:

(a)        a material misrepresentation in relation to the performance of the Company or its Subsidiaries (together, the “Group”), business unit or fund, mandate or other vehicle the assets of which are managed by a member of the Group (“Fund”) and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP Award was granted or earned, including (but not limited to): (i) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (ii) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (iii) errors in the financial statements of a member of the Group, business unit or Fund; or (iv) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behaviour on the part of any director or employee of a member of the Group;

(b)        significant changes in the overall financial situation of the Group;

(c)        a material downturn in the performance of: (i) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (ii) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility;

(d)        a material failure of risk management of: (i) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (ii) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility, whether or not the Grantee is responsible for such failure but taking into account the proximity of the Grantee to the failure of risk management;

(e)        the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct) or Cause, material or serious error or there is reasonable evidence of employee misbehaviour; and/or,

(f)        the Grantee has engaged in conduct which the Board considers ought to result in the complete or partial reduction of the DIP Award, including where the Grantee has failed to meet appropriate standards of fitness and propriety and/or has materially breached his or her service contract and/or any terms of employment or engagement with the Group.

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For the avoidance of doubt, the Board may determine that the Share Units may be forfeited in whole or in part. The effect of the forfeiture of the DIP Award (to the extent determined by the Board) shall be that the Grantee shall no longer be entitled to the issuance or transfer of Shares pursuant to the DIP Award.

2.         CLAW-BACK OF AWARD

2.1       At any time following the issuance of Shares to the Grantee in respect of a DIP Award until the third anniversary of such issuance, the Board, acting fairly and reasonably, may determine that a claw-back of such Shares (“Claw-Back”) is justified due to:

(a)        a material misrepresentation in relation to the performance of a member of the Group, business unit or Fund and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP Award was granted, earned, vested or paid, including (but not limited to): (i) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (ii) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (iii) errors in the financial statements of a member of the Group, business unit or Fund; or (iv) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behaviour on the part of any director or employee of a member of the Group and the Board determines that either (x) such misrepresentation resulted in the Grantee receiving more Shares in respect of the DIP Award than the Grantee would have received had the misrepresentation not occurred or (y) the Board determines the Grantee was responsible for such misrepresentation;

(b)        the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct), material or serious error, or Cause, or there is reasonable evidence of employee misbehaviour; and/or,

(c)        a material failure of risk management for which the Grantee has direct or indirect responsibility in respect of: (i) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (ii) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility.

2.2       The manner in which the Claw-Back shall be made by the Board is as follows:

(a)        the Company shall serve a notice in writing on the Grantee setting out:

(i)	the date of grant of the DIP Award;
(ii)	the total number of Shares subject to the DIP Award which were delivered on the applicable issuance date;
(iii)

the number of Shares subject to the DIP Award which are subject to the Claw-Back calculated (if the Board so decides, after taking account of the tax and social security contributions paid by the Grantee) (“Claw-Back Shares”);

(iv)	the Fair Market Value of the Claw-Back Shares, as at the date the Claw-Back Shares were issued or transferred in satisfaction of the DIP Award (“Cash Equivalent”);

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(b)        so far as the Board shall consider practicable, any Claw-Back shall be implemented by:

(i)

a reduction in the number of Shares subject to an Award granted under the Company Plan or an award granted under any other equity award plan operated by the Company which would otherwise vest for or be released to the Grantee on any future date;

(ii)

withholding any cash amount otherwise due to the Grantee under any bonus scheme, phantom share scheme or other cash based incentive scheme of the Company or any member of the Group (on a pre- or post-tax basis, as determined by the Board); or

(iii)

a deduction from any other sum owed to the Grantee (which may include unpaid salary and/or pension contributions) on a pre- or post-tax basis, as determined by the Board, up to the number of Claw-Back Shares or their Cash Equivalent; and

(c)         if the Grantee ceases at any time to be a participant in the Company Plan and/or any other equity award plan operated by the Company, or the number of Shares which may be transferred on or following any future date under the Company Plan and/or any other equity award plan operated by the Company is less than the number of Claw-Back Shares, or the Grantee ceases at any time to be a director or an employee of a member of the Group, then the Company may recover from the Grantee the Cash Equivalent of the balance of the Shares remaining to be clawed-back, and for these purposes the Cash Equivalent is a debt which is immediately due and payable by the Grantee to the Company.

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